Contact:	Bill Conboy/ Senior Account Executive Bill@ctapr.com

Bevo Beaven/ Vice President bevo@ctapr.com

CTA Public Relations 303-665-4200

Far East Energy Appoints Tim Whyte as Director and John Mihm as Chairman of the Board

Houston, Texas – January 19, 2005 – Far East Energy Corporation (OTC BB: FEEC) announced today that Tim Whyte was elected to the board as a new director, and current independent director, John Mihm, was elected to an expanded role as Chairman the Board. The new appointments were effective on January 18, 2005.

John Mihm joined the board of Far East Energy in June of 2004 as an independent director and chairs the Board’s Compensation Committee. The appointment by the Board of an independent director as Chairman underscores the Company’s commitment to high corporate governance standards. Far East Energy is one of the largest holders of coalbed methane acreage in China, with production sharing contracts covering over 1.3 million acres. Mr. Mihm’s election as Chairman reflects the contributions he has made to the Company based on his substantial experience in China and at the senior levels of the international petroleum industry. Mr. Mihm was employed by Phillips Petroleum for almost four decades and held the position of Senior Vice President of Technology and Project Development for Phillips Petroleum (now ConocoPhillips) prior to his retirement in 2003. He has worked on Phillips’ projects in China since the early 1980’s, which includes supplying technical support for the ConocoPhillips Shanxi project prior to its farmout to Far East Energy.

Tim Whyte began his career in finance at Goldman Sachs International and is currently an investment manager with Sofaer Capital Inc. based in London. Mr. Whyte was elected Director by the Company’s Board after his recommendation by the Company’s Nominating and Corporate Governance Committee. Mr. Whtye serves as the representative for an investor group in a $10.25 million private placement with Far East Energy closed on December 21, 2004. Mr. Whyte has had a successful career focused in investment management in the energy and natural gas industry after completing his degree in economics from the London School of Economics. Mr. Whyte brings a background of a wide range of corporate finance experience including management positions with a large investment fund in Europe.

Michael McElwrath, President and CEO of Far East Energy, commented on the recent Board changes. “Our Board has a valuable resource in John Mihm, which we wanted to further leverage by asking him to serve as Chairman. John has a wealth of experience in China and the respect of industry leaders worldwide, and we expect that his increased involvement will benefit our shareholders. I look forward to working closely with him in his new role and together we look forward to the challenge of turning the Company’s enormous potential into a reality. We believe that Tim Whyte, as representative for a key investor group and now as a new Director, will be an important catalyst in advancing the Company’s plans in China. He brings strong financial acumen and gas markets expertise and will be a major asset in both respects. We welcome both Tim Whyte and John Mihm in their new roles, and know that they will further enhance one of the greatest strengths of our Company – namely, the very active participation and contribution of our Directors to corporate governance and operational matters.”

Based in Houston, Texas, with offices in Beijing and Kunming, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane through its agreements with ConocoPhillips and China United Coalbed Methane Company (CUCBM). For more information, please go to www.fareastenergy.com.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward- looking statements include: our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of oil and gas; expropriation and other risks associated with foreign operations; matters affecting the oil and gas industry generally, lack of availability of oil and gas field goods and services, environmental risks, drilling and production risks; changes in laws or regulations affecting our operations, the impact of uncertainties of litigation, as well as other risks described in our Annual Report on Form 10-KSB and subsequent filings with the Securities and Exchange Commission. Far East Energy Corporation undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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